Exhibit 99.1

Press Release

CAE to sell its Marine Controls unit to L-3 Communications for C$328 million

• Conference call and Webcast to be held at 9:30 a.m. today

Montreal, November 1, 2004 — (NYSE: CGT; TSX: CAE) — CAE today announced it has signed a purchase and sale agreement with L-3 Communications Corporation (NYSE: LLL) to sell its Marine Controls unit for approximately C$328 million, including C$276 (US$225) million in cash and the assumption of C$52 (£23) million of project finance debt. The transaction is subject to certain regulatory approvals and other closing conditions, with closing expected prior to CAE’s current fiscal year end, March 31, 2005.

CAE’s president and chief executive officer, Robert E. Brown, stated, “This decision marks an important first step in our strategic process by sharpening CAE’s focus on its core competency — the development and use of simulation and modeling technology to provide training solutions. The sale of Marine Controls will significantly improve our balance sheet and provide greater flexibility to the company.”

“Under L-3’s ownership, the Marine Controls unit will have the opportunity to work alongside other marine-oriented businesses in L-3’s group,” added Mr. Brown. “I am confident that L-3 will welcome the addition of the Marine Controls unit and its capable people, and I would like to thank the employees for their contribution to CAE.”

Marine Controls’ revenue for the fiscal year ending March 31, 2004 was C$158.6 million, representing approximately 15% of the company’s total revenue. The sale of the business unit is initially expected to have some dilutive impact on CAE’s earnings. Marine Controls employs approximately 460 individuals worldwide, primarily in Canada, the U.S., the U.K., Norway and India. When the transaction closes, it is expected to result in an after-tax capital gain of approximately C$125 million for CAE. Proceeds will initially be used primarily for the reduction of the company’s long-term debt. CAE retained Goldman, Sachs & Co. as its advisor on the transaction.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) systems and products, secure communications systems and products, avionics and ocean products, training devices and services, microwave components and telemetry, instrumentation, space and navigation products.

CAE is a leading provider of simulation and modeling technologies and integrated training services for commercial and business aviation, and defence customers worldwide. The company has annual revenues of approximately C$1 billion, with operations and training facilities in 17 countries on five continents.

Conference call: CAE will host a conference call today at 9:30 a.m. E.T. for analysts, institutional investors and the media.
North American participants can access the call by dialing 1-877-211-7911 or 1-514-861-6780. Overseas participants can dial +1 514-861-6780. The conference call will also be audio Webcast live for the public at www.cae.com.

This press release includes forward-looking statements that are based on certain assumptions and reflects CAE’s current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Additional factors are discussed in CAE’s materials filed with the securities regulatory authorities in Canada and the United States from time to time. CAE disclaims any intention or obligation to update or revise any forward-looking statements.

On the web: www.cae.com

Media contacts: Arthur C. Perron, vice-president, government and media relations, (514) 340-5370, arthur.perron@cae.com

Anne von Finckenstein, manager, media relations, (514) 341-6780, ext. 4889, anne.vonfinckenstein@cae.com

Investor relations: Andrew Arnovitz, director, corporate communications and investor relations, (514) 734-5760, andrew.arnovitz@cae.com